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                                                                   EXHIBIT 10.29


                             JOINT SALES AGREEMENT

        This Agreement is dated as of April 23, 1999 by and between DP Media of Battle Creek, Inc., a Florida corporation (hereinafter "DP Media"), and ACME Television Holdings, LLC, a Delaware limited liability company (hereinafter "ACME").

        WHEREAS, DP Media is the licensee of television station WZPX-TV, licensed to Battle Creek, Michigan (the "Station"); and

        WHEREAS, ACME is desirous of selling time on the Station, and DP Media is prepared to allow ACME to sell such time in accordance with the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

        1.      SALE OF TIME.

                (a) Commencing on the Effective Date of this Agreement, ACME shall be entitled to sell time during all programming on the Station except that:

                        (i) ACME shall be limited to sales of local advertising time during the commercial availabilities provided to the Station during the Station's broadcast of PAX TV Network programming and UPN Network programming (although ACME shall be free to sell such time to local, regional, or national advertisers);

                        (ii) ACME shall have no right to sell time during the broadcast of Worship Network programming; and

                        (iii) on or before the Effective Date, DP Media shall enter into a Secondary Affiliation Agreement with The WB Television Network (the "WB Network") which will include terms and conditions standard to such agreements and consistent with the terms of this Agreement as well as the following: (1) commercial time sold during children's programming will be divided evenly between the WB Network and the Station and (2) at all other times, the Station shall be able to sell up to eight (8) minutes of commercial time for each hour of WB Network programming.

                (b) Notwithstanding anything to the contrary in this Agreement, ACME shall have no obligation to hire any of DP Media's employees in selling time to the Station, and, to the extent that ACME deems the hire of such employees appropriate or necessary, the parties will make whatever arrangements are mutually satisfactory.

        2. TERM. The term of this Agreement (the "Term") will commence at 12:01 a.m. on October 1, 1999 (the "Effective Date") and shall terminate at 11:59 p.m. on September 30, 2004, unless sooner terminated in accordance with the terms of this Agreement: provided, that ACME may unilaterally establish an earlier Effective Date upon 30 days prior written notice to DP Media.


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        3.      ASSUMPTION OF EXISTING CONTRACTS.

                (a) Upon commencement of the Term, ACME will honor all advertising contracts requiring the broadcast of commercial matter on the Station after the Effective Date (the "Pre-Existing Contracts") on the Station which are in good standing at the commencement of the Term, including those Pre-Existing Contracts involving trade or barter already received by DP Media (provided that the net balance of the fair value of advertising time owed to advertisers under trade and barter contracts versus the fair value of goods and services to be received under trade and barter contracts ("Trade Balance") does not exceed $5,000 owed by the Station). ACME will collect DP Media's accounts receivable on such Pre-Existing Contracts for the benefit of and distribution to DP Media with the understanding that such revenues shall not be deposited in or constitute a part of the Revenue Account described in Section 4 hereof. On or before the Effective Date, DP Media will provide to ACME a list of all such Pre-Existing Contracts and a schedule showing the Trade Balance. ACME shall not be obligated to employ counsel or any collection agency or to initiate any litigation or use any extraordinary means of collection.

                (b) Upon termination or expiration of this Agreement (except in the case of a termination on the closing of the sale of the Station to ACME), DP Media will assume the obligations of ACME's advertising contracts for time on the Station, including trade or barter agreements entered into during the Term hereof (which will be identified in a separate document to be given to DP Media upon such termination or expiration) but not to exceed a $5,000 Trade Balance limit. All revenue received by either party which relates to the broadcast of advertisements on the Station sold during the Term or any renewal thereof will be deposited in the Revenue Account described in Section 4 hereof and distributed to the parties in accordance with the provisions of that secion.

        4.      RETENTION AND USE OF REVENUE.

                (a) All revenues received by ACME or DP Media from the sale of time on the Station during the Term, including but not limited to any revenue received by DP Media under any network affiliation agreement, shall be deposited into an account (the "Revenue Account") with a bank selected by ACME and DP Media. Monies in the Revenue Account will be utilized solely to pay the Station's reasonable operating expenses as set forth in Schedule I annexed hereto. DP Media will have sole authority to write checks against the Revenue Account, but only to the extent such operating expenses are listed on Schedule I or are otherwise approved in advance by ACME in writing.

                (b) ACME shall timely pay or reimburse DP Media for, as the case may be, all reasonable operating expenses of the Station incurred as set forth in Schedule I on a monthly basis, except that payment of any portion of DP Media's annual interest expense with respect to the Station (which, as of the date hereof, is $433,633 annually or $36,136.08 monthly with the latter figure hereinafter referred to as the "Monthly Interest") shall be as specified in subsection (c) of this section. To the extent the monies in the Revenue Account are insufficient to pay those operating expenses (exclusive of Monthly Interest), ACME shall make a deposit of such additional funds as may be necessary to enable those expenses to be paid in a timely fashion.


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                (c)     If and to the extent Station operations generate
positive cashflow, such monies shall be distributed between ACME and DP Media in accordance with the following allocation: ninety percent (90%) to ACME and ten percent (10%) to DP Media. Any of the foregoing monies allocated to ACME from the Station's cashflow in a particular month shall be used to pay up to forty percent (40%) of the Monthly Interest. As an illustration, if the Station's cashflow in any particular month is $200,000, then, in that event, $14,454.43 of ACME's allocation shall be used to pay the Monthly Interest in that month(i.e., 40% of $36,136.08). For purposes of this section, the term "cashflow" means all gross revenue received by ACME and DP Media (which is to be deposited in the Revenue Account pursuant to subsection (a) of this section) less the operating expenses listed on Schedule I but before any payment or deduction for depreciation, income taxes (but not real estate, sales, employee or similar taxes listed on Schedule I), and/or interest and amortization on any long-term debt.

                (d) ACME's obligation to pay up to forty percent (40%) of the Monthly Interest as specified in subsection (c) of this section shall be applied on an annual basis (from May 1 to April 30 of each year of the Term, hereinafter referred to as an "Annual Period"). Accordingly, any cashflow allocated to ACME in any one month and not applied to payment of the Monthly Interest in that month shall be applied in any succeeding month during that Annual Period to cover any shortfall in ACME's ability to cover its share of the Monthly Interest for a prior month. As an illustration, if the cashflow allocated to ACME in any one month is $20,454.43, or $6,000 more than 40% of the Monthly Interest in that month, ACME shall contribute that $6,000 in the succeeding month to the payment of the Monthly Interest if the cashflow allocated to ACME in that succeeding month is less than $14,454.43. As a further illustration, if the cashflow allocated to ACME in any one month is $10,454.43, or $4,000 less than 40% of the Monthly Interest in that month, ACME shall contribute an additional $4,000 in the next succeeding month to the payment of the Monthly Interest if the cashflow allocated to ACME in such succeeding month exceeds $14,454.43.

                (e) Notwithstanding any other provision in this Agreement, no distributions to ACME or DP Media shall be made until the expiration of the first Annual Period (other than distributions, if any, for reimbursement of operating expenses pursuant to subsection 4(a)). Within thirty (30) days after that first Annual Period, ACME will prepare and deliver to DP Media a statement reflecting the Station's cashflow and the monies to be paid to each party. In the absence of any notice of disagreement from DP Media within ten (10) days after receipt of such statement by DP Media, ACME's calculation will be deemed binding on the parties, and the distribution will be made on that tenth day in accordance with ACME's statement. Any disputes which the parties cannot resolve within forty-five (45) days after expiration of the Annual Period shall be referred to a mutually-agreeable and independent certified public accountant, whose decision will be final and binding on the parties. After the expiration of the first Annual Period, distributions will be made to each of the parties at the end of each sixth-month period in accordance with the same procedure utilized for the first Annual Period. At the end of each Annual Period within the Term, ACME shall be entitled to a reimbursement from DP Media to the extent that the monthly contributions charged to ACME for its portion of the Monthly Interest exceed what ACME might otherwise be liable for if the cashflow distributions and payments of Monthly Interest were paid at the end of the Annual Period. As an illustration, if


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ACME contributes $150,000 toward the payment of the Monthly Interest in the course of an Annual Period but is allocated only $125,000 in cashflow in accordance with the formula under subsection (c) of this section, then, in that event, DP Media will make a payment in cash to ACME of $25,000 within thirty
(30) days after the expiration of the Annual Period in question.

                (f) Except as specifically set forth in subsection (c) of this section, DP Media shall remain solely responsible for the payment of the Monthly Interest, and, in accordance with that responsibility, DP Media shall ensure that any monies in the Revenue Account at any time (whether attributable to payments under the PAX TV Network affiliation agreement or otherwise) shall always equal the Monthly Interest, less any amount of such expense allocable from ACME's share of cashflow in accordance with the formula set forth in subsection (c) of this section. In no event, however, shall ACME have any obligation of any kind or nature pursuant to this Agreement to the party to whom the Monthly Interest payments are made. That obligation shall remain solely the obligation of DP Media.

        5. DP MEDIA'S RETENTION OF CONTROL. Notwithstanding anything to the contrary in this Agreement, DP Media shall retain sole responsibility for and authority over the operation of the Station during the Term of the Agreement, including policies relating to programming, personnel, and financing. In accordance with the foregoing authority, DP Media has the right to accept or reject any advertising proffered by ACME, to preempt any such advertising in order to broadcast material deemed by DP Media to be of greater national, regional or local interest, and to take any other actions which DP Media deems necessary for compliance with the laws of the United States and the State of Michigan, and the rules, regulations and policies of the FCC.

        6.      INDEMNIFICATION.

                (a) ACME shall indemnify and hold DP Media harmless from and against any and all claims, losses, costs, liabilities, damages, forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description (collectively, "Damages") resulting from
(i) ACME's breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) any action taken by ACME or its employees and agents with respect to the Station, or (iii) any failure by ACME or its employees and agents to take any action with respect to the Station, including, without limitation, Damages relating to violations of the Copyright Act, the Act or any rule, regulation or policy of the FCC, forfeitures imposed by the FCC, slander, defamation or other claims relating to programming provided by ACME and ACME's broadcast and sale of advertising time on the Station.

                (b) DP Media shall indemnify and hold ACME harmless from and against any and all Damages resulting from (i) DP Media's breach of any representation, warranty, covenant or agreement contained in this Agreement or
(ii) any action taken by DP Media or its employees and agents with respect to the Station, or any failure by DP Media or its employees and agents to take any action with respect to the Station, or (iii) any failure by DP Media or its employees and agents to take any action with respect to the Station, including, without limitation, Damages relating to violations of the Copyright Act, the Act or any rule, regulation or policy of the FCC, forfeitures imposed by the FCC, slander, defamation or other claims relating to programming provided by DP Media and DP Media's broadcast and sale of advertising time on the Station.


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                (c)     Neither DP Media nor ACME shall be entitled to
indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party within the time frame set forth in subsection (e) of this section.

                (d)     The procedure for indemnification shall be as follows:

                        (i) The party claiming indemnification (the "Claimant") shall promptly give written notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant no later than ten (10) business days after written notice of such action, suit, or proceeding was received by Claimant: provided, that the failure to timely give notice shall not extinguish the Claimant's right to indemnification unless and only to the extent that such failure materially adversely affects the Indemnifying Party's rights.

                        (ii) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree in writing at or prior to the expiration of the 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim or such amount as agreed to by the parties. If the Claimant and the Indemnifying Party do not agree within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek to exercise any remedy available to it in law or equity.

                        (iii) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not assume control, it shall be bound by the results obtained by the Claimant with respect to such claim: provided, that the Claimant shall not settle any third party claim without first giving the Indemnifying Party ten (10) business days' prior notice of the terms of such settlement.

                        (iv) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every commercially reasonable effort to reach a decision with respect thereto as expeditiously as possible.

                        (v) The indemnification rights provided herein shall extend to the shareholders, directors, officers, employees, representatives and successors and assigns of any


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Claimant (although, for the purpose of the procedures set forth in this section, any indemnification claims by such parties shall be made by and through the Claimant).

                (e) The representations and warranties of the parties under this Agreement shall survive for one (1) year after termination of this Agreement. Any claim for indemnification must be made prior to the expiration of that one-year period.

        7.      TERMINATION.

                (a) This Agreement may be terminated as set forth below by either DP Media or ACME by written notice to the other, if the party seeking to terminate is not then in material default or material breach hereof, upon the occurrence of any of the following:

                        (i) subject to the provisions of Section 8, this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become "Final" (meaning that it is no longer subject to further administrative or judicial reconsideration or review);

                        (ii) the other party is in material breach of its obligations under this Agreement and has failed to cure such breach within ten
(10) business days of receipt of written notice from the non-breaching party;

                        (iii)   the mutual consent of both parties;

                        (iv) a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof, and (x) such change is in effect and not the subject of an appeal or further administrative reconsideration or review and (y) this Agreement cannot be reformed, in a manner acceptable to ACME and DP Media, to remove and/or eliminate the violation; or

                        (v)     upon the sale of the Station to ACME.

                (b) During any period prior to the effective date of any termination of this Agreement, ACME and DP Media shall cooperate in good faith to ensure that the Station's operations will continue, to the extent feasible, in accordance with the terms of this Agreement and in a manner that will minimize, to the extent feasible, the resulting disruption of the Station's ongoing operations.

        8. SEVERABILITY. If the FCC or any court of competent jurisdiction should declare any section or other provision of this Agreement invalid in an order which has become Final, then, in that event, such section or other provision shall be deemed void and of no further force and effect, but the other provisions of the Agreement shall remain in effect and binding on the parties: provided, that if the section or other provision voided is material to the intent and purpose of this Agreement, the parties shall make every commercially reasonable effort to amend the Agreement in a manner that will preserve such intent and purpose; and, provided further, that if the Agreement cannot be amended to preserve the Agreement's intent and purpose because a material section or other provision which has been rendered void, then, in that event, either party may terminate the Agreement upon ten (10) business days' prior notice to the other party.


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        9.      ASSIGNMENT. No party to this Agreement shall have the right to assign the Agreement, in whole or in part, without the prior written consent of the other party: provided, that ACME may assign its rights and obligations under this Agreement to any other party that is controlled by, controlling or under common control with ACME; and, provided further, that in the event of such assignment, ACME shall remain liable for the performance of such assignee's obligations under this Agreement. This Agreement shall be binding on and inure to the benefit of each party hereto and its successors and permitted assigns.

        10. ENTIRE AGREEMENT. This Agreement contains the entire understanding among and between the parties and supersedes and all prior and contemporaneous agreements and understandings with respect to the subject matter hereof. This Agreement may not be amended, and no provision may be waived, except by a writing executed by both parties. Any waiver shall be applicable only to the specific instance covered by such waiver and shall not be deemed to apply to any other instance.

        11. CONSTRUCTION. The Agreement shall be interpreted in accordance with the laws of the State of Michigan without regard to conflict of laws principles.

        12. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery or the date of receipt if sent by an overnight courier service (charges prepaid) or mailed by certified mail-return receipt requested (postage prepaid), and shall be deemed to have been received on the date of personal delivery or on the date set forth on the return receipt, to the following addresses or to such other address as any party may provide to the other parties pursuant to this paragraph:

                If to DP Media:

                DP Media of Battle Creek, Inc.
                Suite 204
                231 Bradley Place
                Palm Beach, FL  44380
                Attn:    Devon Paxson
                Tel:     (561) 833-1096
                Fax:     (561) 833-8616

                with a copy to:

                Alan C. Campbell, Esq.
                Irwin Campbell & Tannenwald, P.C.
                Suite 200
                1730 Rhode Island Avenue, N.W.
                Washington, D.C.  20036
                Tel:     (202) 728-0401, ext. 110
                Fax:     (202) 728-0534


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                If to ACME:

                ACME Television Holdings, LLC
                Suite 202
                10829 Olive Boulevard
                St. Louis, MO  63141
                Attn:    Douglas Gealy
                Tel:     (314) 989-0566
                Fax:     (314) 989-0616

                ACME Television Holdings, LLC
                Suite 202
                2101 East 4th Street
                Santa Ana, CA  92705
                Attn:    Tom Allen
                Tel:     (714) 245-9499
                Fax:     (714) 245-9494

                with a copy to:

                Lewis J. Paper, Esq.
                Dickstein Shapiro Morin & Oshinsky LLP
                2101 L Street, N.W.
                Washington, DC  20036
                Tel:     (202) 828-2265
                Fax:     (202) 887-0689


        13. PRESS RELEASE. Buyer and Seller shall jointly prepare, and determine the timing of, any press release or other announcement to the public relating to the execution of this Agreement. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated hereby without the prior consent of the other party hereto, except that any party may make any disclosure required to be made by it under applicable law if it determines in good faith that it is appropriate to do so and gives prior notice to the other party.

        14. COUNTERPART SIGNATURES. This Agreement may be executed in counterparts, and all counterparts shall be collectively deemed one and the same document.






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        IN WITNESS WHEREOF, the parties have executed the Agreement with the intention of it being effective as of the date first written above.

                                       DP MEDIA OF BATTLE CREEK, INC.


                                       By: /s/ Roslyck Paxson
                                           -------------------------------------
                                           Roslyck Paxson
                                           Vice President


                                       ACME TELEVISION HOLDINGS, LLC


                                       By: /s/ Douglas Gealy
                                           -------------------------------------
                                           Douglas Gealy
                                           President


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